                                                                 EXHIBIT 12

                      COAST HOTELS AND CASINOS, INC.

            (A WHOLLY OWNED SUBSIDIARY OF COAST RESORTS, INC.)

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              HISTORICAL                                      PRO FORMA
                         -----------------------------------------------------------  --------------------------
                                                                      THREE MONTHS
                                                                          ENDED                     THREE MONTHS
                                 YEAR ENDED DECEMBER 31,                MARCH 31,      YEAR ENDED      ENDED
                         -------------------------------------------  --------------  DECEMBER 31,   MARCH 31,
                          1991     1992     1993     1994     1995     1995    1996       1995          1996
                         -------  -------  -------  -------  -------  ------  ------  ------------  ------------
                                                     (DOLLARS IN THOUSANDS)
Income before income
 taxes.................. $18,109  $20,946  $17,368  $14,963  $14,226  $3,128  $5,837    $(10,788)      $3,170
Interest capitalized....     --       --       --       --      (235)    (57)   (701)       (235)        (701)
                         -------  -------  -------  -------  -------  ------  ------    --------       ------
Adjusted income before
 income taxes...........  18,109   20,946   17,368   14,963   13,991   3,071   5,136     (11,023)       2,469
                         -------  -------  -------  -------  -------  ------  ------    --------       ------
Fixed charges
 Interest expense.......   4,081    1,909      889      345    3,886     379   4,306      29,108        6,973
 Interest portion of
  rentals...............     164      151      139      155      187      47      47          47           47
                         -------  -------  -------  -------  -------  ------  ------    --------       ------
  Total fixed charges...   4,245    2,060    1,028      500    4,073     426   4,353      29,155        7,020
                         -------  -------  -------  -------  -------  ------  ------    --------       ------
Earnings before income
 taxes and fixed
 charges................ $22,354  $23,006  $18,396  $15,463  $18,064  $3,497  $9,489    $ 18,132       $9,489
                         =======  =======  =======  =======  =======  ======  ======    ========       ======
Ratio of earnings to
 fixed charges..........     5.3x    11.2x    17.9x    30.9x     4.4x    8.2x    2.2x        -- (1)       1.4x
                         =======  =======  =======  =======  =======  ======  ======    ========       ======

- --------

(1) The pro-forma ratio of earnings to fixed charges for the year ended December 31, 1995 has not been computed since earnings were not sufficient to cover fixed charges. The coverage deficiency for the year ended December 31, 1995 was approximately $11,023,000.